OpenMarket™ Commercial Service Agreement

1.

Customer & Contact Information

.

Main
Company Name	Lenco Mobile USA Inc.
Address	345 Chapala Street
City, State, Zip	Santa Barbara, CA 93101	Phone Number
Web Site	www.lencomobile.com	Tax ID Number

Billing
Billing Address	345 Chapala Street
City, State, Zip	Santa Barbara, CA 93101
Phone Number	+1-888-536-2687

Contact Information:
Main	Bilhn
Name	Darin Heisterkamp	Name
Phone	+1-312-550-1584	Phone
Email	darin.heisterkamp@lencomobile.com

2.

Financial Information

.

Credit Card Information:
Credit Card Number	AMEX 3767 810945 11004	Expiration Date
Name on Card	M Levinsohn	Security Code

OpenMarket.

+ 1-888-536-2687
27-0939975

Trish Malone
+1-619-977-1515
trish.malone@lencomobile.com

Billing Address	25 El Paseo St, Newport Beach, California, 92663
Phone Number	(949) 554-5505
Premium Payment Information (if applicable):
Electronic Funds Transfer
EFT Account Name	ABA Number
Bank Account Number	Bank Name
Bank Address

3.

Definitions

.

3.1

"Advertisement" shall mean any insert of a text message (typically between 20-60 characters in length) into a message transmitted to an end user. A user is able to respond to the message by clicking on a web URL, clicking a phone number to call or by texting a keyword to a short code.

3.2

"Chargeback" shall mean the reversal of a prior premium charge typically levied by Operators or other payment networks to back out a disputed charge.

3.3

"Common Short Code" ("Short Code") shall mean the unique Short Code leased to Customer or OpenMarket by the Common Short Code Administration ("CSCA") for use with a Standard or Premium Rate Program.  The Short Code enables OpenMarket to route a Message to the Customer via the Operator Network.

3.4

"Content" shall mean data, animation, text, audio video, music, ringtones, graphics, photographs, artwork and other data, including all applications in digital or electronic form, as well as all text messages, programs, and Data supplied by Customer and transmitted utilizing the OpenMarket Service.  For purposes of this Agreement, Content shall be known as a subset of Data.

3.5

"Customer" shall mean the entity identified as Customer in this Commercial Service Agreement.

3.6

"Customer Content" shall mean the Content developed or licensed by Customer from third parties and made available for sale and distribution, at Customer's sole discretion over the OpenMarket Network.

3.7

"Customer Marks" shall mean the trademarks, service marks and logos of Customer.

3.8

"Customer Service" shall mean the application, service, Data, or information that Customer is making available to Subscribers via wireless messaging utilizing the operation of the OpenMarket Service.

3.9

"Data" shall mean the Customer produced or transmitted Content.

3.10

"Device" shall mean any hardware capable of riving or sending wireless messages.

3.11

"Effective Date" shall mean the date of this Commercial Service Agreement as set out above.

3.12

"Fees" shall mean all amounts due and payable under this Agreement including Operator or third party fees (e.g. standard monthly fees, Operator and third party).

3.13

"Message" shall mean any mobile originated or mobile terminated SMSIMMS/WAP Push message.  A Message is a wireless communication sent to and received from a Subscriber.  Messages may be concatenated and when this occurs each message in the series shall be considered a separate Standard Rate Message and charged accordingly.

3.14

"MMS" shall mean a message sent via a Multimedia Messaging Service that contains multimedia objects.

3.15

"Mobile Originated" ("MO") shall mean the origination of an SMS by a Subscriber on their Device that is sent into the OpenMarket network for delivery to the Customer.

3.16

"Mobile Terminated" ("MT") shall mean an SMS that is sent by the Customer into the OpenMarket network and subsequently transmitted into the Operator's network for delivery to the Subscriber.

3.17

"Non Personal information" shall include information which is not identifiable if viewed independently with any information which could be associated to a specific individual.

3.18

"OpenMarket Marks" shall mean the trademarks, service marks and logos of OpenMarket.

3.19

"OpenMarket Property" shall mean any and all intellectual or other property, including the network infrastructure (including any derivatives or customizations thereof), OpenMarket Software, OpenMarket  Network, Service, documentation and all related and intellectual property, including without limitation, all  copyright, trade secret, patent, trademarks and other intellectual property rights therein and including any derivative works made during the Term or thereafter.

3.20

"OpenMarket Network" or "Network" shall mean OpenMarket's proprietary telecommunications network, including without limitation OpenMarket's platform, software, OpenMarket connectivity with Operator networks, OpenMarket's routing system and the technical connectivity used to send/receive wireless Messages.

3.21

"OpenMarket Service Fees" shall mean those fees due to OpenMarket from Customer for the Service performed by OpenMarket.  The applicable fees will be set out on the relevant product addendum corresponding with Customer's selection of a messaging service (see Section  OpenMarket Fees).  These fees are subject to change.  OpenMarket shall use commercially reasonable efforts to provide Customer with 30 days notice of any such change.  These fees may include but are not limited to: SMS, MMS, financial processing fees, throughput overage penalties and increases in amounts resulting from Operator actions.

3.22

"OpenMarket Software" shall mean the object code version of OpenMarket's client Software Development Kit ("SDK"), HTML code, application programming interfaces (APIs), related documentation and other client software or code which OpenMarket provides to Customer, including updates, to enable OpenMarket to provide the Service to Customer.  Unless otherwise specified, Software shall not include any source code.  The Software is proprietary to OpenMarket and is licensed to Customer under a separate SDK License Agreement at the time of download.

3.23

"Operator" shall mean the wireless carrier (e.g. T-Mobile) to which OpenMarket's has commercial connectivity.

3.24

"Operator Fees" shall mean those fees charged to OpenMarket by Operators to deliver the Service over the Operator's network.  These fees include, but are not limited to, messaging fees, transaction fees, registration fees and set-up fees.

3.25

"Peak Messages per Second" ("MPS") shall mean the maximum number of wireless messages which may be sent at any given time.

3.26

"Peak transactions per Second" ("TPS") shall mean the maximum number of transactions which may be sent at any given time.

3.27

"Personally Identifiable Information" ("Pli") shall mean information which is identifiable of a single individual without any other additional information (e.g. credit card, social security number).

3.28

"Premium Rate Program" shall mean Customer's messaging or sales campaign as described on a Program submission document provided to OpenMarket for review and submission to the Operator.  Premium charges are incurred by a subscriber which is in addition to the Subscriber's monthly service plan, messaging fee, OpenMarket Service Fees or Operator Fees.

3.29

"Product" shall mean all products developed and offered by OpenMarket as set out in addendums which are intended to be part of this Agreement.  OpenMarket Products, pricing and other terms are defined in Product addendums.  Products selected at the time of signing are attached as Product addendums to this CSA.  OpenMarket Products selected after the Effective Date are incorporated into this Agreement by way of an amendment containing the pricing and other terms of the selected OpenMarket Product.

3.30

"Processing Period" shall mean a calendar month.

3.31

"Provisioning" shall mean the activities OpenMarket engages in to setup an account for a Customer, including receiving Customer's Program documentation, submitting it to Operators for consideration, monitoring and receiving Operator Program approvals, and configuring Customer Short Codes in routing tables.

3.32

"Retail Value Processed" ("RVP") shall mean the total dollar value of all Customer Premium transactions that are indicated as successfully processed by an Operator during a specific Processing Period.

3.33

"Service" shall mean the OpenMarket service capabilities provisioned for commercial use by Customer utilizing the OpenMarket technology and its network allowing the transmission of Data into or out of an Operator's network.

3.34

"SMPP Connection" ("SMPP") shall mean a direct connection to an Operator messaging network using the short message peer-to-peer protocol.

3.35

"Short Message Service" ("SMS") shall mean a short message service text or binary message consisting of 160 characters of text or 140 bytes of binary data, or other length of text or binary data per the Operator's network's support for such length of data.

3.36

"Standard Rate Program" shall mean Customer's messaging or sales campaign as described on a Program submission document and provided to OpenMarket for review and submission to Operator.  No additional charges are incurred by a Subscriber in addition to the Subscriber's monthly service plan or messaging fee.

3.37

"Standard Rate Message" shall mean the transmission of an SMS message without a Premium fee charged to the Customer by OpenMarket and where the Subscriber may still be charged a fee by the Operator for the termination or origination of the SMS message.

3.38

"Subscriber" shall mean the consumer or end-user on a wireless telecommunications network that sends or receives messages via a wireless Device.  The Subscriber is the consumer of the messaging services provided by OpenMarket and the Customer as enabled by the Operator.

4.

Payment Terms.

4.1

Payments due OpenMarket

.

4.1.1

Set-up Fees.  Set up Fees shall be payable in advance.  The OpenMarket Service, including any Provisioning work, shall not commence until all Set-up Fees have been paid by Customer;

4.1.2

Recurring & Subsequent Fees.  OpenMarket shall invoice Customer once per Processing Period for all recurring and subsequent fees related to the operation of the Service; and

4.1.3

Specific Product Payments.  Please refer to all relevant Product Addendums for additional payment terms and conditions.

4.2

Receipt of Payment.  Payment of Fees (other than Set up Fees) must be received by OpenMarket within 30 days from the invoice date.  Any amounts not paid by Customer when due will be subject to a finance charge equal to one and one half percent (1.5%) per month or the highest rate allowable by law, whichever is less, which shall be determined and compounded monthly from the date due until the date paid.  Failure to pay invoices by their due date shall be a material breach of this Agreement and may result in immediate suspension of Service or the termination of this Agreement pursuant to Section .

4.3

Changes in Fees.  All Fees are subject to change without notice.  OpenMarket will use commercially reasonable efforts to notify Customer within 30 days of a Fee change.

4.4

Form of Payment.  All Fees are to be paid in US dollars.  If the amount due OpenMarket from Customer is less than $2,500, OpenMarket will deduct payment from a credit card as authorized by Customer.  For amounts due greater than $2,500, unless otherwise specified by Customer, OpenMarket shall deliver a written invoice to Customer.

4.5

Taxes.  Should any Federal, state or local jurisdiction determine that additional taxes or surcharges (and interest, penalty and/or surcharges thereon) are due on the Service provided under this Agreement Customer shall be liable for any such tax, interest, penalty and surcharge.

4.6

Invoice or Payment Dispute.  If Customer wishes to dispute an invoice or payment, it shall do so in writing, with detailed calculations documenting the basis and nature of amounts disputed, within 90 days of receipt of the disputed invoice or payment.  Otherwise, Customer shall be deemed to have accepted the accuracy of the invoice or payment.  Should Customer dispute an invoice, Customer shall make payment of all undisputed amounts on schedule according to the terms of this Agreement.  Any adjustments relating to a disputed amount shall be reflected on the next monthly statement or payment issued after resolution.

4.7

Records, Inspections and Rights.  The parties shall keep and maintain at its regular place of business during the Term and for two (2) years following termination of this Agreement accurate and detailed up-to-datebooks and records of accounts relating to any amounts payable hereunder and the supporting documents therefore.  Each party (or the agents of such party) may inspect such records of the other to verify rendered statements.  Any such inspection ("Audit) will be conducted on no more than one occasion during any 12 month period, and with no less than 30 days written notice (which shall detail the records requested and who shall be conducting the Audit) by the party requesting the Audit, to be conducted during regular business hours at the offices of the party to be audited and in a manner that does not unreasonably interfere with or cause disruption to the business activities of the party to be audited.  The auditing party will be required to agree to terms of confidentiality and non-disclosure prior to commencing the Audit.  Both parties must agree in writing as to the scope (which must be reasonable) of the Audit.  The audited party shall pay within 60 days, to the auditing party, the amount of any underpayment if greater than 10% as revealed by the Audit.  In no event shall any other amounts (including accounting, consultant or attorney fees) be paid as a result of the Audit.  OpenMarket shall retain the right to conduct its own audit on the same information provided to Customer.  This request must be made within 10 days of receipt of Customer's findings.  In the event the auditing party does not report back its findings within 15 days of the conclusion of the Audit, rights to any reimbursement shall be waived.

5.

Term, Suspension & Termination

.

5.1

Term.  This Agreement will commence on the Effective Date and will continue for a one (1) year term, unless terminated according to the provisions of this Agreement.  This Agreement automatically renews for additional one (1) year terms unless either party has provided notice to the other of its intent not to renew at least 60 days prior to expiration of the then current term.  Notwithstanding the preceding, in the event a revised Commercial Service Agreement has been put in use after the Effective Date of this Agreement, such current agreement shall be executed upon renewal of the new.

5.2

Suspension.  OpenMarket may in its sole discretion and without notice suspend any or all of the Service at any time in the event that (i) OpenMarket is ordered or advised to comply with an order, instruction, directive or request of a governmental or other authoritative body (e.g. Department of Justice, Attorney General, Federal Trade Commission) requiring such suspension; (ii) OpenMarket discovered that Customer is in breach of any of its obligations set forth in Section , Section , the AUP or an Operator policy; (iii) the services of one or more Operators upon which the provision of Service is dependent suspends its provision of such services to OpenMarket; (iv) OpenMarket is alleged to have infringed on a third-party's intellectual property; or (v) any payment due OpenMarket is outstanding more than 30 days from the invoice date.  Upon notice by OpenMarket and Suspension of Service pursuant to this section, Customer shall have 15 days to cure the issue which led to the Suspension, reinstating the Service.  In the event the issue is not cured within this period OpenMarket retains the right to terminate this Agreement pursuant to Section  below.

5.3

Termination.

5.3.1

For Cause Termination.  This Agreement may be Immediately terminated by OpenMarket without notice if Customer breaches or materially fails to comply with the requirements set out in Section , Section , the AUP or an Operator policy.  OpenMarket may terminate for cause in the event Customer does not make payment pursuant to Section  within 15 days after its receipt of a delinquency notice from OpenMarket.  For purposes of this Agreement any breach allowing for termination under this section 5.3.1 may also be addressed by Suspension at the sole decision of OpenMarket.  In the event OpenMarket elects to first apply Suspension, such decision shall not act as a waiver to its right to terminate under this Section ;

5.3.2

Termination by Customer.  Customer may terminate this Agreement at any time without cause upon 30 days written notice to OpenMarket; and

5.3.3

Effect of Termination.  Upon any termination or expiration of this Agreement for any reason all message traffic will immediately cease and all license rights provided to Customer shall be immediately terminated.  Notwithstanding the foregoing, the terms and conditions of Sections , , , , ,  and  shall survive termination of this Agreement.

6.

Customer Warranties & Covenants

.

6.1

Warranties.

6.1.1

General.  Customer hereby warrants and covenants: (i) it has the full right, power, legal capacity and authority to enter into this Agreement and to carry out the terms and conditions hereof without causing a conflict with its obligations to third parties; (ii) it owns or has obtained all rights sufficient to fully perform its obligations hereunder, and that the rights granted herein are, free and clear of any lien, mortgage, restriction, encumbrance in favor of any person or entity not a party hereto or known third party claims for infringement of any third party's Intellectual Property Rights, breach of contract rights or other interest; and (iii) it shall comply with all applicable laws, rules and regulations in its performance of this Agreement;

6.1.2

Compliance with Terms of Agreement.  Customer hereby warrants and covenants it shall conform and adhere to the terms and conditions of this Agreement, including but not limited to this Section , Section , the AUP and all Operator policies, which if not adhered to shall be a material breach of this Agreement.  A breach of this section shall result in immediate and irreparable damage to OpenMarket and Operator, for which Customer shall be fully responsible for all costs and damage amounts including reasonable attorneys' fees and shall further be a material breach of this Agreement allowing for termination as set forth in Section  above;

6.1.3

Compliance With Law.  Customer hereby warrants and covenants that its collection, access, use and disclosure of Subscriber information shall comply with all applicable foreign, federal, state, and local laws, rules and regulations, including without limitation: (i) the Federal Communications Commission's Customer Proprietary Network Information rules and regulations implementing 47 USC 222 (the CPNI rules); (ii) the California Online Privacy and Disclosure Act of 2003; (iii) the Fair Credit Reporting Act; (iv) Gramm-Leach-Bliley Act; (v) Health Insurance Portability and Accountability Act; (vi) the U.S. Securities and Exchange Commission; or (vii) any laws or policies governing the transmission, the marketing and the advertising by telephone, direct mail, e-mail, wireless text messaging, fax, and any other mode of communication (collectively, "Privacy Laws").  Customer shall at all times perform its obligations hereunder in such a manner as not to cause OpenMarket or Operator to be in violation of any applicable laws or regulations, including any Privacy Laws.  A breach of this section shall result in immediate and irreparable damage to OpenMarket and Operator, for which Customer shall be fully responsible for all costs and damage amounts including reasonable attorneys' fees and shall further be a material breach of this Agreement allowing for termination as set forth in Section  above; and

6.1.4

Compliance with Policy.  Customer hereby warrants and covenants that the OpenMarket Acceptable Use Policy ("AUP") including all of its terms as amended from time to time shall be fully integrated into this Agreement and that a breach of any AUP term shall be a material breach of this Agreement affording OpenMarket all rights and remedies as set forth herein.  Customer is obligated to routinely check the AUP for new or amended terms.  Customer shall further adhere to the policies of the Operators regarding Content, Service, Subscriber interaction, and Transmission of Messages, and other policies that may be issued by specific Operators or from the Mobile Marketing Association ("MMA").  A breach of this section shall result in immediate and irreparable damage to OpenMarket and Operator, for which Customer shall be fully responsible for all costs and damage amounts including reasonable attorneys, fees and shall further be a material breach of this Agreement allowing for termination as set forth in Section  above.

6.2

Customer Representations.

6.2.1

Connection.  Customer shall only connect to the IP address and ports specified by OpenMarket and only utilize authorized binds and short codes;

6.2.2

Content.  Customer agrees to be solely responsible for all Content. Customer will not send Messages for which it does not retain all rights necessary or where approval has not been received from Operator.  Customer agrees to be solely responsible for any liability relating to Customer Content or its use of the OpenMarket Service;

6.2.3

Reselling Messages.  Customer shall not resell the OpenMarket Service, including but not limited to messages or the messaging capability provided by the OpenMarket Service;

6.2.4

Advertising.  Customer shall not instantiate its messages with Advertising without OpenMarkets prior written consent or without agreement to separate Advertising terms and conditions as set out in the Advertising plan offered by OpenMarket; and

6.2.5

Pil.  Customer shall not transmit or cause Pil to be transmitted by utilizing the OpenMarket Service.  Customer is solely responsible for ensuring that the transmission of PH does not occur within the OpenMarket Network.

7.

OpenMarket Warranties and Representations

.

7.1

OpenMarket hereby warrants and represents that that: (i) it has the full right, power, legal capacity and authority to enter into this Agreement and to carry out the terms and conditions hereof without causing a conflict with its obligations to third parties; (ii) it owns or has obtained all rights sufficient to fully perform its obligations hereunder; and that the rights granted herein are, free and clear of any lien, mortgage, restriction, encumbrance in favor of any person or entity not a party hereto or known third party claims for infringement of any third party's Intellectual Property Rights, breach of contract rights or other interest; and (iii) it shall comply with all applicable laws, rules and regulations in the provision of the Service.

7.2

OpenMarket hereby warrants and represents the following during the Term of this Agreement:

7.2.1

The Service as defined herein;

7.2.2

That the Service shall substantially conform to the applicable documentation provided by OpenMarket to Customer;

7.2.3

Standard and reasonable telephone and email technical support to the Customer during OpenMarket's normal business hours; and

7.2.4

A limited, terminable license granted by OpenMarket to Customer to use and access the Service as made available by OpenMartet to Customer, solely in connection with Customer's authorized use of the Service and in conjunction with the transactions and as governed by this Agreement.

8.

Warranty Disclaimer & Limitation

.

8.1

Warranty; Disclaimer.  Customer's sole and exclusive remedy for OpenMarket's breach of warranty shall be OpenMarket's reasonable efforts to repair or replace the Service or to terminate this Agreement.  Such remedy to be selected by OpenMarket.  Neither OpenMarket nor any Operator makes any representations or warranties regarding the quality, reliability, timeliness or security of Operator communications services or that they will be error-free, uninterrupted and free from unauthorized access or that all messages will be delivered.

8.2

EXCLUSION. EXCEPT AS EXPRESSLY SET FORTH ABOVE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, OPENMARKET MAKES NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, REGARDING THE SERVICE, MESSAGES, TRANSACTIONS AND/OR SOFTWARE, AND ALL SUCH WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE AND INFRINGEMENT ARE HEREBY EXPRESSLY DISCLAIMED BY OPENMARKET.  CUSTOMER ACKNOWLEDGES THAT OPENMARKET HAS NOT REPRESENTED OR WARRANTED THAT THE SERVICE WILL BE UNINTERRUPTED, ERROR FREE OR WITHOUT DELAY OR COMPROMISE OF THE SECURITY SYSTEMS RELATED TO THE SERVICE.  NO REPRESENTATIONS OR WARRANTIES OF ANY KIND ARE MADE BY OPENMARKET WITH REGARDS TO ANY SERVICE PROVIDED BY ANY OPERATOR.

9.

CSCA Short Code Programs and Program Application

.

9.1

Program Application.  For all Short Code programs and non-Short Code programs Customer shall supply OpenMarket with an accurate and complete Short Code Program Form as provided by OpenMarket.  Customer shall adhere to information supplied in the Short Code Program Form throughout the length of this Agreement.  If Customer changes the nature and structure of their Program, Customer must immediately supply OpenMarket with an updated form.  Customer acknowledges that OpenMarket may modify the Short Code Program Form to more accurately describe the Customer's Program.  Such modification shall be subject to review and approval of Customer.  OpenMarket will not activate any Short Code until OpenMarket has fully reviewed and approved a Customer Program and received such approvals from the relevant Operator.  Customer acknowledges that Program approvals by Operators are subject to change and in such event may require modification or termination of a Program.

9.2

Operator Approval.  OpenMarket must obtain approval from Operators to activate a specific Program and conduct transactions for that Program on the Operator Network.  In the case of a Program that is not approved by some or all Operators, within 30 days of receiving such notification from OpenMarket Customer has the option to cancel such Program by providing OpenMarket with a written cancellation instruction for the Program.  Customer may receive a refund of the entire Set-up Fee or a portion of the Set-up Fee for such canceled Program depending on whether OpenMarket has incurred Set-up Fees including those associated with applying and securing approvals from specific Operators.

9.3

Termination of Short Code.  In the event OpenMarket secures a CSCA Short Code lease on behalf of Customer and maintains the lease with the CSCA on behalf of Customer, the parties agree that Customer is the owner of the CSCA Short Code lease as long as Customer is not in material breach of Section , Section , Section , or the AUP.  In the event this Agreement is terminated, the parties agree Customer may assume the lease payments and continue as lessee of the Short Code after the expiration of this Agreement.

10.

Policies and Requirements for Use of Service & Other Material Terms and Conditions Related to the Provision of the Service

.

10.1

Service.

10.1.1

Liability for Operator Limitations.  Customer acknowledges and agrees that with respect to Operator communication services: m one hundred (100%) percent of the Messages or Content may not be delivered; and (ii) neither OpenMarket nor any Operator will be liable to Customer for any Messages or Content (or part thereof) deleted or not delivered, regardless of the reason for deletion or non-delivery including, without limitation, network issues, message processing, Operator action, or transmission errors; and

Facilitator.  Customer acknowledges that OpenMarket is merely a facilitator and accepts no liability or obligations as to such amounts collected from any Operator to be remitted to the Customer other than its fiduciary duty to pass through the same.  Use of the Service involves transmission through Operators or companies other than OpenMarket and messages and transactions may not be private in certain circumstances and may be changed by those other companies to conform and adapt to requirements of their networks and devices. OpenMarket assumes no responsibility for timeliness, deletions, miss-delivery or failure to store any Content or transaction.  Customer acknowledges that OpenMarket cannot guarantee access to each Operator's billing system and in cases where the connection to the billing system is not available or where the Operator is unable to collect funds from Subscribers, no funds are collected and no payments shall be due for such transactions.

10.2

Content. Customer acknowledges the Data and Content transmitted over the OpenMarket Network is transmitted in real time.  OpenMarket has no visibility into or control over individual messages or their content.  Accordingly, OpenMarket does not have the ability, obligation or resources to review, control, edit or manage the content transmitted by Customer.  As such, Customer's use of the Service to transmit Data and Content is the sole responsibility and liability of Customer whose actions are subject to Section , Section  the AUP and Operator policies.  Under no circumstances will OpenMarket or any of the OpenMarket indemnified parties be responsible for any Ion, damage or liability arising out of the Content or Data of any transaction, including any billing or payment issues or mistakes contained in the Content or Data or the use or transmission of the Content or Data.

10.3

Use and Privacy of Data.  For purposes of this Agreement and as a result of the operation of its Software, OpenMarket collects some of the Data generated from the transactions including but not limited to the success or failure of the transaction.  Customer acknowledges that Operators cannot guarantee the privacy of Messages, and accordingly Customer agrees that neither OpenMarket nor the Operators will be liable to Customer or any other party for any lack of privacy or security experienced when using the Service.  Customer also acknowledges that to the extent permitted by law, Operators have the right to intercept and disclose any transmissions over their facilities in order to protect their rights or property, including without limitation, to protect the efficient operation of their networks or to comply with governmental authorities.

10.4

Request for Information.  Notwithstanding Section , in the event a governmental body, judicial or quasi-judicial entity, or other entity with authorization, delivers an order, makes a request or presents a demand ("Demand") to OpenMarket for the release of Data or Content for purposes of an investigation, hearing, trial or other lawful purpose, OpenMarket shall immediately comply with the Demand without obligation to seek the consent of either the Subscriber or Customer.  For purposes of this Agreement, Customer agrees to consent to the release of Data or Content within the scope of any such Demand.

10.5

Operator Policy.  Customer acknowledges and agrees that compliance with Operator policy terms and conditions is a material obligation of this Agreement and that Operators will require OpenMarket to secure certain commitments and representations with respect to Operator policy from Customer in order for Customer to use Operators' services and/or equipment.  OpenMarket will use commercially reasonable efforts to provide notice to Customer of such Operator terms (including updates thereof from time to time) as required by the Operator. Customer will promptly notify OpenMarket If Customer determines that Customer is unwilling to comply or cannot comply with or authorize or enable OpenMaricet to comply with such Operator's requirements.  Customer acknowledges that such noncompliance may result in OpenMarket suspending its performance of the Service under this Agreement.

10.6

License.  To the extent Customer rightly owns or has licensed rights to the Data and as to Customer's network, Customer grants to OpenMarket a non-exclusive, transferable, worldwide right and license to: (i) connect with Customer's network; and to: (ii) utilize the Data as transmitted through the OpenMarket Network for the following purposes to: (A) use as necessary to perform the Service and transactions contemplated in this Agreement including distributing the Data to third parties (e.g. Subscribers); (B) maintain the Data as long as necessary or as required by law and use internally for record keeping, internal reporting and support purposes; (C) provide the Data as required by law or court order, or to defend OpenMarket's rights in a legal dispute or as it may be legally compelled by a third party; or (D) use the Data in aggregate form, without identifying the Customer or Subscriber to promote, enable or be a part of OpenMarket's ongoing business offerings and its Service.

10.7

Security of Account.  Customer agrees to maintain all security regarding their account ID, password, and connectivity with the OpenMarket network and website.  Customer is responsible for all Messages and other requests transmitted through the OpenMarket network.  If Customer's account ID or password are stolen, or otherwise compromised, and used for malicious purposes, Customer is responsible for all messages transmitted using the stolen account information.  If Customer's network or service is compromised and used by other parties to send messages or transactions, Customer is responsible for all such messages or transactions.  In the event that the security of Customer's services, network, ID, or password has been violated, Customer is obligated to immediately contact OpenMarket to have such account ID or passwords changed to prevent malicious use of the Customer account.

11.

Service Level

.

11.1

Span of Control.  "OpenMarket Span of Control" shall mean the physical infrastructure, supporting network elements, power, support services, hardware and software associated with the Service that is under OpenMarket control.  This includes the OpenMarket Network and its components for the transmission and control of voice and data, security of network and data, physical security, software and user data including backup data; all hardware, software and facilities used In connection with backing up data; all OpenMarket support service facilities; all OpenMarket endpoints of VPN connections to and from Program Sponsors; and all OpenMarket employees and OpenMarket subcontractors participating in the provisioning of the Service.  For clarity, examples outside OpenMarket's Span of Control include, but are not limited to, Internet connectivity external to OpenMarket data centers, Operator throttle rates, Neustar lookups, Customer VPN connections, Customer applications, and abnormal Customer traffic behavior.

11.2

SLA.  OpenMarket provides a Service Level Agreement ("SLA") of 99.9%, meaning that the OpenMarket systems will be available for transmission and reception of messages and transactions from the Customer 99.9°/" of the time in a given Processing Period, excluding scheduled maintenance.

11.3

Scheduled Maintenance.  Scheduled maintenance and associated downtime shall not exceed 15 hours on a monthly basis and will not exceed 4 hours per maintenance period.  A minimum of 24 hours notice will be provided to the Customer for all scheduled maintenance where downtime is required.  Every reasonable effort will be made to schedule maintenance involving downtime during off-peak hours.  OpenMarket standard scheduled maintenance window occurs on Wednesday between 23:00 and 03:00 Pacific Time.

11.4

Rebate Eligible Downtime.  Rebate eligible downtime ("OpenMarket Downtime") must be confirmed by

OpenMarket and commences from the time a Customer files a trouble ticket with OpenMarket notifying OpenMarket that OpenMarket systems are unable to receive and route messages and transactions.  Rebate eligible downtime concludes at the time that OpenMarket systems are once again receiving and correctly routing and processing messages and transactions.  However, if Customer exceeds traffic levels without providing the required notice to OpenMarket any outages or processing in such traffic periods shall be excluded from the calculation of OpenMarket Downtime.  Downtime is monitored and measured by OpenMarket.  In addition, the Customer may open a trouble ticket with OpenMarket at any time if transmissions or transactions are failing.  OpenMarket assumes that customers are making full use of available redundancy from OpenMarket, including redundant data center connectivity - failure to utilize available redundancy options is not considered as OpenMarket Downtime.  For purposes of this Section if Operator's actions are preventing OpenMarket from receiving or routing messages and transactions then such inability shall not be considered as OpenMarket Downtime.

11.5

SLA Performance Rebates.  In the event that OpenMarket fails to meet its SLA and such failure is solely attributable to OpenMarket, OpenMarket will refund Customer five (5%) percent of the Monthly OpenMarket Service Fee as specified in the CSA Addendum OpenMarket Messaging Plan, for each sixty (60) minute interval of OpenMarket Downtime not to exceed 20% of the Monthly OpenMarket Service Fee as specified in the CSA Addendum OpenMarket Messaging Plan within any Processing

Period.

12.

Liability and Indemnification

.

12.1

Limitations on Liability.  The services provided by any Operator by means of a wireless network or the Internet, are "as is", "where is" and "when available".  OpenMarket is not responsible for the availability of any Operator, or the availability and/or performance of the wireless network or the Internet OpenMarket is also not responsible for any damages or costs Customer suffers or incurs as a result of any instructions given, actions taken or omissions made by Customer.  IN NO EVENT WILL OPENMARKET'S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE LESSER OF THE FEES PAID TO OPENMARKET BY CUSTOMER DURING THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT WHICH GAVE RISE TO THE ALLEGED CLAIM OR ONE MILLION US DOLLARS. IN ADDITION, OPENMARKET SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, UNDER ANY CAUSE OF ACTION OR THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT OPENMARKET HAS BEEN ADVISED BY CUSTOMER OR ANY THIRD PARTY OF THE POSSIBILITY OF SUCH DAMAGE.  THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.  Notwithstanding the above, the limitations set forth above shall be enforceable to the maximum extent allowed by applicable law.

12.2

Customer Indemnification.  Customer, as "Indemnitor" will indemnify, defend and hold harmless OpenMarket, as "Indemnitee", its past, present, and future officers, directors, agents and employees ("Affiliates"), from and against any and all claims, losses, demands, liabilities, damages (including punitive if available by law), penalties, costs and expenses including reasonable litigation expenses (including attorneys' fees) known as the "lndemnifiable Loss", either arising out of or relating to: (i) a material misrepresentation or breach of warranty by Customer; (ii) Customer's failure to pay amounts owed under this Agreement; (iii) any breach of this Agreement by Customer; (iv) the operation of, or the sale or use of any product or services sold by Customer; (v) Customer's use of the Service (e.g. transmission of content, billing processes or issues); (vi) any claims brought or damages suffered by any Operator, OpenMarket, OpenMarkets Customers, an Affiliate, or prospective Customers of OpenMarket relating to Customer's or its agents' use and/or misuse of the Service; (vii) any violation of law, statute (Federal or state), policy or regulation; (viii) any action or inaction by Customer that causes damages to OpenMarket or its Affiliates; (ix) any infringement allegation claims arising as a result of Customer's activities, use of products or operation of services; (x) any claims brought or damages suffered by any Operator or third-party, or penalties assessed on OpenMarket or its Affiliates by any Operator as a result of Customer's breach, act, omission or otherwise any violation of this Agreement including but not limited to Section  or Section  of this Agreement, the OpenMarket AUP or the policies of any Operator.

12.3

OpenMarket Indemnification.  OpenMarket, as "Indemnitor" will indemnify, defend and hold harmless Customer, its past, present, and future officers, directors, agents and employees ("Affiliates"), from and against any proven damages arising out of a claim the OpenMarket Software, materially infringes upon a registered United States patent, a registered copyright or trade secret right of a third party.  Customer's sole remedy for a claim of infringement or misappropriation of intellectual property shall be OpenMarket's replacement of the offending Software, or OpenMarket's termination of the affected licenses granted hereunder or of the Agreement.  Such right to indemnification shall exist except to the extent that any such claim arises in whole or in part from: (i) modification of the OpenMarket Software by any party other than OpenMarket; (ii) the combination, operation or use of the foregoing OpenMarket Software with products, data or apparatus not provided by OpenMarket; (iii) any claim of infringement based on any business process or instruction of Customer to which OpenMarket adhered; or (iv) continued use of the OpenMarket Software following OpenMarket's termination of the affected licenses as set forth below. In no event shall OpenMarket be required to indemnify Customer or its Affiliates against any damages which are outside the scope of OpenMarket's Services, or where other aggregators or Operators are or have likely been involved.

12.4

Claim of Indemnification.  The party receiving indemnification, the "Indemnitee" will promptly notify in writing the party providing indemnification, the "Indemnitor" of any Indemnifiable Loss to which the foregoing indemnity obligations apply.  Failure to provide prompt notice will not relieve the Indemnitor of its obligation to indemnify.  Subject to the following sentence, upon receiving notice of an Indemnifiable Loss the Indemnitor will assume defense of the Action, the Indemnitor shall employ counsel reasonably acceptable to the Indemnitee and contest, pay or settle the Indemnifiable Loss as it may determine, except that the Indemnitor will not, however, enter into any settlement that adversely affects the indemnity's rights or interests without the prior written consent of the lndemnitee (which consent shall not be unreasonably withheld or delayed).  The indemnification obligations set forth in this section are contingent upon: () the party claiming indemnification giving written notice to the indemnifying party within (30) days of its formal notice of the claim for which the party is seeking indemnification; (ii) the indemnified party agrees to allow the indemnifying party to control the defense and related settlement negotiations for any such claim; and (iii) the indemnified party fully assists and cooperates in the defense.  Indemnitor shall pay the indemnified party's. Litigation and out-of-pocket expenses, if triggered to be paid, under this section shall be payable as incurred.  The indemnifying party shall not settle a claim without the written consent of the indemnified party, such consent not to be unreasonably withheld.

13.

Intellectual Property

.

13.1

Customer Ownership.  Customer is, and shall remain, the licensor or the owner (Including all ownership rights and all intellectual property rights) of the Customer Marks and Customer Content and any related documentation and all related and intellectual property, including without limitation, all copyright, trade secret, patent, trademarks and other intellectual property rights therein and including any derivative works made during the Term or thereafter ("Customer's Intellectual Property").  Except for Customer's limited license granted in Section  no property or ownership right or interest in the Customer Intellectual Property or any part thereof is granted to OpenMarket by virtue of this Agreement, the rights granted hereunder to OpenMarket being solely contractual in nature.  Except as provided in Section , OpenMarket shall not (i) assign, transfer, modify, create any derivative work of or private label the Customer Intellectual Property, or reverse assemble, decompile, reverse engineer or attempt to derive source code or the underlying ideas, algorithms, structure or organization of the Customer Intellectual Property, (ii) after or copy, or permit a third party to alter or copy, any part of the Customer Intellectual Property; (iii) use the Customer Intellectual Property to provide service bureau, time sharing, access through a public computer bulletin board or "shareware" distribution process, or other similar services to third parties; or (iv) sublicense, distribute, sell, assign, transfer, lease, rent, disclose, or provide access to the Customer Intellectual Property to any third party.  In no event shall OpenMarket use or access the Customer Intellectual Property except as permitted hereunder.

13.2

OpenMarket Ownership.  OpenMarket is, and shall remain, the licensor or the owner including all ownership rights and all intellectual property rights of the Network (including any derivatives or customizations thereof), OpenMarket Marks, OpenMarket Network, OpenMarket Software, OpenMarket Confidential Information, technology, software, source code and any related documentation and other all related and intellectual property, including without limitation, all copyright, trade secret, patent, trademarks and other intellectual property rights therein and including any derivative works made during the Term or thereafter ("OpenMarket intellectual Property").  No property or ownership right or interest in the OpenMarket Intellectual Property or any part thereof is granted to Customer by virtue of this Agreement, the rights granted hereunder to Customer being solely contractual in nature. Customer hereby assigns to OpenMarket all of its right title and interest in any such OpenMarket Intellectual Property.  Except as provided herein, Customer shall not (I) assign, transfer, modify, create any derivative work of or private label the OpenMarket Intellectual Property, or reverse assemble, decompile, reverse engineer or attempt to derive source code or the underlying ideas, algorithms, structure or organization of the OpenMarket Intellectual Property, (ii) alter or copy, or permit a third party to alter or copy, any part of the OpenMarket Intellectual Property; (iii) use the OpenMarket Intellectual Property to provide service bureau, time sharing, access through a public computer bulletin board or "shareware" distribution process, or other similar services to third parties; or (iv) sublicense, distribute, sell, assign, transfer, lease, rent, disclose, or provide access to the OpenMarket Intellectual Property to any third party.  In no event shall Customer use or access the OpenMarket Intellectual Property except as permitted hereunder (e.g. use of the Service).

13.3

Trademarks.  Customer hereby grants to OpenMarket a non-exclusive, non-transferable, royalty-free license to use, reproduce, distribute and display the Customer marks during the Term and solely in connection with the performance of the Service under this Agreement.  OpenMarket agrees that as between the parties all uses of the Customer trademarks, including the goodwill and reputation associated therewith will inure to the benefit of Customer.

14.

General

.

14.1

Confidentiality.  In the event no independent confidentiality agreement exists between the parties, each party (the "Receiving Party") undertakes to retain in confidence the terms of this Agreement and all other non-public information, OpenMarket Intellectual Property, Customer Intellectual Property and know-how of the other party disclosed or acquired by the Receiving Party pursuant to or in connection with this Agreement which is either designated as proprietary and/or confidential or, by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided that each party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business.  Notwithstanding anything to the contrary, Customer understands and consents that Customer metrics and statistics are provided to OpenMarket Operators as part of OpenMarkets partnerships to process transactions with such Operators.  Neither party shall use any Confidential Information with respect to which it is the Receiving Party for any purpose other than to carry out the activities contemplated by this Agreement.  Each party agrees to use commercially efforts to protect Confidential Information of the other party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature.  Each party shall also notify the other promptly in writing in the event such party learns of any unauthorized use or disclosure of any Confidential Information that it has received from the other party, and will cooperate in good faith to remedy such occurrence to the extent reasonably possible.  The restrictions set forth in this paragraph shall not apply to any information that (i) was known by the Receiving Party without obligation of confidentiality prior to disclosure thereof by the other party; (ii) was in or entered the public domain through no fault of the Receiving Party; (iii) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (iv) is required to be disclosed by applicable laws or regulations (but in such event, only to the extent required to be disclosed); or (v) is independently developed by the Receiving Party without reference to any Confidential information of the other party.  Upon request of the other party, each party shall return to the other all materials, in any medium, which contain or reveal all or any part of any Confidential Information of the other party.  Each party acknowledges that breach of this section by such party would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore that the other party shall be entitled to seek injunctive relief to enforce the provisions of this section.

14.2

Severability.  In the event any provision of this Agreement is unenforceable or invalid such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

14.3

Notice.  Except as otherwise provided for in the Agreement, any notice or demand, with respect to this Agreement must be in writing and shall be effective on the date received only if it is sent by a courier service that confirms delivery in writing, or if sent by certified or registered mail, postage prepaid, return receipt requested, addressed, if to OpenMarket, Inc., then to "Attention Director of Legal Affairs" at OpenMarket, Inc., 2211 Elliott Ave, Suite 400, Seattle, WA, 98121 and if to Customer, then to the address provided in Section  of this Agreement.  Notwithstanding the foregoing, it is expressly understood that OpenMarket may send Customer notices of material issues (e.g. violation of policy), important instructions, notices, policy updates and changes as well as pricing changes electronically by e-mail and Customer accepts notices provided in this manner to the e-mail address as provided in Section  of this Agreement.  Customer hereby expressly accepts notice by e-mail and expressly waives all claims or defenses that may be asserted as a result of receiving notice by e-mail.

14.4

Force Majeure.  Neither party shall be responsible for any delays or inability to perform any of its obligations under this Agreement due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Operator failures, material unavailability or change in supply costs, acts of terrorism, or any other cause beyond the reasonable control of such party.

14.5

Governing Law and Arbitration.  This Agreement shall be governed by the laws of the State of New York without reference to its principles of conflicts of laws. Any claim arising out or relating to this Agreement not resolved by good faith negotiations shall be resolved exclusively by arbitration conducted in New York, NY, by a sole arbitrator ("Arbitrator") in accordance with the rules of the American Arbitration Association CA MI and shall be appointed by agreement of the parties; If the parties fail to agree upon the Arbitrator within 30 days of notice of arbitration provided by either party, the AAA shall appoint the Arbitrator Upon rendering a decision the Arbitrator shall state in writing the basis for the decision.  The Arbitrator's decision shall be final and binding upon the parties, provided however that a party may petition a court of competent jurisdiction to: (a) vacate the Arbitrator's award or decision on the grounds of the Arbitrator's failure to abide by the provisions of this Agreement, or (b) seek preliminary or final injunctive or other equitable relief.  Judgment on the award or any other final or interim decision rendered by the Arbitrator may be entered, registered or filed for enforcement in any court having jurisdiction thereof.

14.6

Independent Contractors.  Each party hereto is acting as an independent contractor and not as an agent, partner, employer, employee, or joint venture of the other.

14.7

Breach and Remedy.  Nothing contained herein shall limit the remedies (which are to be treated as cumulative) available to a non-breaching party in the event of a material breach of this Agreement.

14.8

Publicity.  Both parties agree that mention of this Agreement or the relationship created by this Agreement, other than for purposes of effectuating the Service is not permitted unless written consent is received.

14.9

Waiver.  Any term of this Agreement may be waived by the party entitled to the benefits thereof, provided that any such waiver must be in writing and signed by the party against whom the enforcement of the waiver is sought.  No waiver of any condition, or of the breach of any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach.  Delay or failure to exercise any right or remedy shall not be deemed the waiver of that right or remedy.

14.10

Headings.  The headings appearing in this Agreement are non-material and strictly for reference purposes only.

14.11

Assignment.  Neither party may assign this Agreement or any rights or obligations under this Agreement in whole or in part without the prior written consent of the other party; provided, however, that such consent shall not be unreasonably withheld if the assignment is to an affiliate or successor to its business by merger, consolidation, asset sale or other acquisition and the consent is in writing.  Any attempted assignment in violation of the preceding sentence will be void.  This Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties.

14.12

Entire Agreement and Modification.  The terms in this Agreement constitute the entire Agreement between OpenMarket and Customer regarding its subject matter and its terms supersede any prior or simultaneous Agreement or terms, whether written or oral.  Except as otherwise provided for herein, any waiver, modification, or amendment of any provision of this Agreement will be effective only if in writing, signed, and acknowledged by the parties herein.

Acknowledgment and Signature:

This Agreement made between OpenMarket Inc. a Michigan corporation and subsidiary of Amdocs, Ltd. ("OpenMarket") and Lenco Mobile USA Inc. a Nevada corporation ("Customer") shall take effect upon this the 17th day of September, 2009 ("Effective Date").  By signing below, Customer and OpenMarket are acknowledging that each has fully read, does understand and hereby agrees to abide by and act in accordance with all of the terms and conditions set forth in this Agreement, including all addendums, amendments and exhibits, all which shall govern the activities between Customer and OpenMarket.

OpenMarket Inc. By: (Signature) Name: (Printed) Title: (Printed) Date:	Customer By: (Signature) Name: Darin E. Heisterkamp (Printed) Title: President (Printed) Date: 17 September 2009

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